As filed with the Securities and Exchange Commission on August 8, 2002

                                                    Registration No.
 ============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                   Form S-3
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       UNIVIEW TECHNOLOGIES CORPORATION
            ------------------------------------------------------
            (Exact name of Registrant as specified in its charter)

            Texas                      541512                 75-1975147
 (State or other jurisdiction   (Primary North American    (I.R.S. Employer
     of incorporation or        Industry Classification   Identification No.)
        organization)               System Number)

         17300 North Dallas Parkway, Suite 2050, Dallas, Texas 75248
                                (972) 233-0900
             (Address, including zip code, and telephone number,
      including area code, of registrant's principal executive offices)

                              Billy J. Robinson
                Vice President, Secretary and General Counsel
                       uniView Technologies Corporation
         17300 North Dallas Parkway, Suite 2050, Dallas, Texas 75248
                                (972) 233-0900
                (Name, address, including zip code, and telephone number,
            including area code, of agent for service)

      Approximate date of commencement of proposed sale to the public: From time to time after the registration statement becomes effective.
      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
 following box.     [ ]
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection
 with dividend or interest reinvestment plans, check the following box.   [X]
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
 effective registration statement for the same offering.     [ ]
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
 registration statement for the same offering.     [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]


                          CALCULATION OF REGISTRATION FEE
 -------------------------------------------------------------------------------
 Title of Each                   Proposed        Proposed
 Class of        Amount          Maximum         Maximum            Amount of
 Securities to   To Be           Offering Price  Aggregate          Registration
 be Registered   Registered (1)  Per Unit (2)    Offering Price (2) Fee
 -------------- ---------------  --------------  ------------------ ------------

 Common Stock,     283,333          $0.36            $102,000          $9.38
 $.80 par value
 -------------------------------------------------------------------------------

      (1) Includes up to 150,000 shares of Common Stock issuable upon the exercise of warrants and up to 133,333 shares of Common Stock issuable upon the conversion of convertible debentures.
      (2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c), the offering price and registration fee are calculated upon the basis of the average of the high and low trading prices of the Common Stock as reported by the Nasdaq Stock Market on August 5, 2002.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                  PROSPECTUS

                       UNIVIEW TECHNOLOGIES CORPORATION
                       --------------------------------
                    17300 North Dallas Parkway, Suite 2050
                             Dallas, Texas 75248
                                (972) 233-0900



                          Nasdaq Stock Market - UVEW
 ----------------------------------------------------------------------------

 Securities offered by selling security holders:

 * 150,000 shares of Common Stock issuable upon exercise of warrants.
 * 133,333 shares of Common Stock issuable upon conversion of convertible debentures.

      Selling security holders will offer the Securities to the public at a price related to the market price at the time of each sale. On August 5, 2002 the average of the high and low trading prices of our par value $.80 common stock ("Common Stock") as reported by the Nasdaq Stock Market was $0.36 per share. The Company will receive no proceeds from sales by the selling security holders. The Company could only receive proceeds in the future if and when any of the selling security holders exercise their warrants. The selling security holders will receive net proceeds at the time of each sale based on the sale price less brokers' commissions.

                     -----------------------------------

 This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 2.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                           _________________, 2002


                              ABOUT THE COMPANY

      uniView Technologies Corporation and its subsidiaries (the "Company") offer enhanced digital media solutions to customers worldwide. Our digital entertainment devices enable the delivery of the highest quality video, audio and gaming features through the Internet to a television set.

      We offer contact center customer service solutions through CIMphony[TM], a suite of computer telephony integration (CTI) software products and services. CIMphony facilitates communication between a customer service representative and their customer by allowing contact centers to customize and incorporate voice, data and Internet communications into their customer interactions.

      We market our products and services to hospitality, utility, banking and telecommunication companies. Due to the open architecture of our products, they can be readily customized to a specific customer's requirements. This feature is not limited by geographical boundaries and our products can be configured for international customers, as well as domestic. We believe that our easily adaptable products position us at the forefront of the emerging interactive broadband and CTI industries.

                                 RISK FACTORS

      You should consider the following factors, together with the other information in this Prospectus, in evaluating an investment in the Company.


 RISKS RELATED TO COMPANY OPERATIONS
 -----------------------------------
 There may be limited or no demand for our technologies and services and losses may continue.

      We have reported a net loss in each of our last five fiscal years from a combination of various operating segments. In 1996 we introduced our first uniView[R] digital entertainment device, which enables the display of Internet content on a television. In 1998 and 1999 we acquired other computer-related companies, consolidated operations and moved to a different business model focused on licensing our technologies and providing computer-related consulting services. In 2000 we acquired proprietary CTI technologies, which provide solutions for customer contact centers, and began integrating our technologies, culminating in our announcement of CIMWeb[TM], a powerful web-enabled product blending the technologies of customer contact centers with digital entertainment products. In 2002, we acquired controlling interest in China Action Management Limited, a Hong Kong company, which we plan to use as a base of Asian operations and other business opportunities in Asia. As you can see, our corporate character and direction has changed in the recent past and we have a limited operating history in our present form under our current business model. We believe that our easily adaptable products position us at the forefront of the emerging interactive broadband and CTI industries, however, there may be limited or no demand for our technologies and services and losses may continue.

 Insufficient financial resources could severely limit our ability to continue operations.

      In recent years, we have not achieved a positive cash flow from operations. We continue to rely on sales of common and preferred stock and available credit arrangements to supplement our ongoing financial needs. Until we become self-supporting, we will have to utilize additional equity or debt financing. We continually evaluate opportunities with various investors to raise additional capital. We have in the past raised all of the financing necessary to fund ongoing operations. Such resources may not be available to us in the future or they may not be available upon favorable terms. A lack of sufficient financial resources to fund operations until our business plan begins to produce the expected returns could severely limit our ability to continue operations.

 RISKS RELATED TO THE COMPANY'S COMMON STOCK
 -------------------------------------------
  A depressed stock price could impair our ability to raise capital and severely limit our ability to continue operations.

      The shares being registered under this Prospectus may be sold after registration in the public market. The shares are expected to have no underwriters and will therefore not be subject to underwriter price stabilization transactions. The possibility that a substantial number of our securities may, in the near future, be sold in the public market could adversely affect prevailing market prices for the Common Stock. A depressed stock price could further impair our ability to raise additional capital through the sale of equity securities, severely limiting our ability to continue operations.

 Delisting from the Nasdaq SmallCap Market could make it more difficult for investors to trade our securities.

      Our Common Stock is currently listed on the Nasdaq SmallCap Market ("Nasdaq SmallCap"). In order to continue to be listed on the Nasdaq SmallCap we must maintain, among other things, a minimum bid price of $1.00 per share. After the events of September 11, 2001, Nasdaq implemented a moratorium on the minimum bid price requirement. Under the moratorium, that requirement was suspended until January 2, 2002, when the time periods provided by Marketplace Rule 4310(c)(8)(B) started anew. Thereafter, we received a notice from Nasdaq indicating that the price of our Common Stock had closed below the minimum $1.00 per share requirement for 30 consecutive trading days. We were provided 180 calendar days to regain compliance by achieving and maintaining a closing bid price of at least $1 for a minimum of 10 consecutive trading days. If compliance cannot be demonstrated within that time period, Nasdaq will determine whether we meet the initial listing criteria for The Nasdaq SmallCap Market. If so, we will be granted an additional 180 calendar day grace period to demonstrate compliance. Otherwise, our securities will be subject to delisting, which we may appeal to a Nasdaq Listing Qualifications Panel.

      In the future if our stock is delisted from the Nasdaq SmallCap any trading of our securities would have to be conducted in the Nasdaq OTC Bulletin Board market. If that happens, an investor could find it more difficult to sell our securities. Also, if the securities are delisted and the trading price remains below $5.00 per share, trading could potentially be subject to certain other rules of the Exchange Act. Such rules require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock." "Penny stock" is defined as any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such rules require the delivery of a disclosure schedule explaining the penny stock market and the risks associated with that market before entering into any penny stock transaction. The rules also impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to the sale. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in the securities. This could severely limit the market liquidity of the securities and the ability to sell the securities in the secondary market.

 Increased dilution could reduce the value of a shareholder's investment.

      As of June 30, 2002 we had issued (1) 3,749,785 shares of Common Stock;
 (2) warrants and vested employee stock options that could be exercised into 1,743,584 shares of Common Stock; and (3) convertible securities that could be converted into approximately 4,758,750 shares of Common Stock. If the holders of all outstanding warrants, options, and convertible securities exchanged their holdings for Common Stock on that date, there would be approximately 10,252,119 shares of Common Stock outstanding. Such an event would dilute an existing shareholder's ownership interest in the Company. For example, an existing 10% shareholder before such event would become a 3.7% shareholder after such event. All other existing shareholders would experience similar dilution. Such an event would increase our net tangible book value by the amount of the proceeds we received for issuing Common Stock in exchange for the warrants and options (approximately $13.3 million or $1.30 per share increase). "Pro forma net tangible book value" represents the amount of total tangible assets, less total liabilities, divided by the number of shares of Common Stock outstanding after such event. See "DESCRIPTION OF SECURITIES," on page 9.

 RISKS RELATED TO OUR TECHNOLOGIES AND SERVICES
 ----------------------------------------------

 Obsolete technology could result in fewer sales and less cash flow to fund ongoing operations.

      We operate in a marketplace that changes rapidly. Changes in industry standards, frequent innovations and changes in customer preferences could render our technologies and services unmarketable if we are slow to anticipate or adjust to these changes. We may have to develop new technologies or modify our existing technologies and services to keep pace with these changes. Pursuit of these technological advances may require substantial expenditures, and we may not succeed in adapting our technologies as rapidly or as successfully as our competitors. Our competitors may have better financing and could gain advantage by implementing new technologies and services more quickly and at lower cost. Failure to adapt our technologies or to develop and introduce new technologies and enhancements in a timely fashion could result in fewer sales and less cash flow to fund ongoing operations.

 Delayed development of the Internet and Broadband industries could restrict our growth accordingly.

      We expect to derive a significant portion of our future income from our Internet-related technologies. Our future success will depend to a great extent upon the continued development and expansion of the Broadband industry and the Internet. If these industries do not realize the expected rate of growth our own growth could be restricted accordingly.

 RISKS RELATED TO THE INDUSTRY
 -----------------------------

 Inability to compete could result in fewer sales and less cash flow to fund ongoing operations.

      The industry in which we and our licensees operate is intensely and increasingly competitive. A number of companies have announced development of, or have introduced digital entertainment devices and technologies similar to ours. Such competitors include, among others: (i) suppliers of low-cost Internet access technologies, such as "network computer" devices promoted by Oracle and others, (ii) "set top" boxes developed by WebTV Networks, Scientific Atlanta and others, as well as (iii) video game devices that provide Internet access such as the Sega Saturn, the Sony Playstation and the Nintendo 64. In addition, manufacturers of television sets have announced plans to introduce Internet access and Web browsing capabilities into their products or through set top boxes, using technologies supplied by others. Personal computer manufacturers, such as Gateway 2000, have announced products that offer full-fledged television viewing, combined with Internet access. CTI competitors include companies that market products with functionalities similar to ours, such as Alcatel, Nortel, Lucent and others. Competition occurs principally in the areas of style, quality, functionality, service, design, product features and price.

      Our competitors may develop products and services that are superior to ours. They may be priced competitively with ours. They may achieve greater market acceptance than ours. Many of our competitors may have greater financial, technical, marketing and/or personnel resources than we do. This competitive environment could (1) limit the number of customers that are willing to utilize our technologies and services, (2) require price reductions and increased spending on technology development, marketing and content procurement, and (3) limit our ability to develop new technologies and services. Any of the foregoing events could result in fewer sales and less cash flow to fund ongoing operations.

      In addition, some of our competitors may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-funded companies. We may not have the resources required to continue to respond effectively to these competitive pressures.


 Unfavorable domestic and international governmental regulations could increase costs and result in less cash to fund ongoing operations.

      The Federal Communications Commission ("FCC") provides mandatory guidelines for the electronic emissions of licensed products containing our technologies. Several federal and state government agencies, legislative bodies and courts, including the FCC, the Federal Trade Commission and the Internal Revenue Service further impact our technologies and services. A number of legislative and regulatory proposals from various international bodies and foreign and domestic governments in the areas of telecommunication regulation, access charges, encryption standards, content regulation, consumer protection, intellectual property, privacy, electronic commerce, and taxation, among others, are currently under consideration. We cannot predict whether such proposals will be adopted or whether they would be favorable or unfavorable to the industry.

      There are certain other significant risks inherent in doing business on an international level, for example: (1) unexpected changes in regulatory requirements, (2) uncertain political risks, (3) export restrictions, (4) export controls relating to our encryption technology, (5) tariffs and other trade barriers, (6) fluctuations in currency exchange rates, and (7) potentially adverse tax consequences. Any one or all of the foregoing could increase costs and result in less cash being available to fund ongoing operations.

 Limited protection of our intellectual property and infringement of third party patents could increase costs and result in less cash being available to fund ongoing operations.

      We regard our digital media and CTI technologies as proprietary. We rely primarily on a combination of trademark, copyright and trade secret laws, nondisclosure agreements, and other methods to protect these proprietary rights. We expect to enter into transactions in countries where intellectual property laws may not be well developed or are poorly enforced.
  Policing unauthorized use of our technologies is also difficult and can be expected to be a recurring problem. As is common in the industry, from time to time we receive notices from third parties claiming infringement of intellectual property rights. We investigate these claims and respond, as we deem appropriate. As the number of technologies in the industry increases and the functionality of these technologies overlap, infringement claims against us may also increase. A successful claim could limit our ability to use our technology or cause us to incur additional expense to modify our products. Any claim or litigation, with or without merit, could increase costs and result in less cash being available to fund ongoing operations.

                          FORWARD LOOKING STATEMENTS
                          --------------------------

      When used in this Prospectus, the words "plans," "expects," "anticipates," "estimates," "believes" and similar expressions are intended to identify forward-looking statements. Such statements, including statements contained in the following "Risk Factors" section, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed. These forward-looking statements speak only as of the date of this Prospectus. We expressly disclaim any obligation or undertaking to release publicly any updates or change in our expectations or any change in events, conditions or circumstances on which any such statement may be based, except as may be otherwise required by the securities laws.

                               USE OF PROCEEDS

      We will receive proceeds only when any of the selling security holders exercise their warrants. If that occurs, any proceeds we receive will be used for general corporate purposes including operating and working capital requirements. Various uses of the proceeds may include additional advertising, promotion, and further development of our technologies.

                           SELLING SECURITY HOLDERS

      The following table sets forth (i) the total number of shares that were beneficially owned by the selling security holders before the offering, (ii) the number of shares to be offered for the account of the selling security holders, (iii) the number and percentage of shares to be beneficially owned by the selling security holders after the offering, and (iv) the names of the natural persons who hold investment and voting control of the shares.

                                                                      Number of
                                                                       Shares
                                                    Number of        Underlying
                                                      Shares        Warrants and
                                     Number of      Underlying      Convertible     Number of      Percentage of
    Selling                           Shares         Warrants       Debentures       Shares            Class
    Security      Relationship to   Owned Prior     Owned Prior    To Be Offered   To Be Owned      To Be Owned
     Holder         the Company     To Offering     To Offering      For Sale     After Offering  After Offering
 ---------------  ---------------   -----------    -------------  --------------  --------------  --------------

 SECURITIES ACQUIRED PURSUANT TO A SECURITIES PURCHASE OR LOAN AGREEMENT:

 Gemini
 Growth
 Fund, L.P.          Investor         92,565          106,250         283,333         198,815           5%
 (Scotty D. Cook)    Investor
 (Frank DeLape)      None


      The Loan Agreement provides that the Selling Security Holder shall receive warrants to purchase an aggregate total of 150,000 shares of Common Stock in connection with a loan to the Company in the aggregate original principal sum of $200,000. The warrants are exercisable for three years at an exercise price of $1.50 per share; however, the warrants are subject to a contingency that upon satisfaction of the anti-dilution provisions of the Company's outstanding Series 2002-G Preferred Stock, the exercise price will be adjusted to par value. The $200,000 loan is secured by a security interest in a promissory note received by the Company in the sale of the Curtis Mathes trademark and calls for monthly interest payments at fourteen percent per annum, with a maturity date of May 31, 2003.

      In addition, the Loan Agreement and the 14.00% Secured Convertible Note provides that the holder has the right to convert any outstanding balances on the note into Common Stock at a conversion price of $1.50 per share. The original principal amount of the note of $200,000 is therefore convertible into approximately 133,333 shares of Common Stock.

                             PLAN OF DISTRIBUTION

      The Shares being registered hereunder may be sold from time to time by any of the selling security holders, or by pledgees, donees, transferees or other successors in interest, or by additional selling stockholders. The Shares may be disposed of from time to time in one or more transactions through any one or more of the following: (1) to purchasers directly, (2) in ordinary brokerage transactions and transactions in which the broker solicits purchasers, (3) through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling security holders or such successors in interest and/or from the purchasers of the Shares for whom they may act as agent, (4) the pledge of the Shares as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the Shares or interests therein, (5) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus, (6) a cross or block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction and (7) an exchange distribution in accordance with the rules of such exchange, including the NASDAQ SmallCap Market, prices and at terms then prevailing or at prices related to the then current market price, at negotiated prices and terms or otherwise. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate. The selling security holders or such successors in interest, and any underwriters, brokers, dealers or agents that participate in the distribution of the Shares, may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any Shares held by the selling security holders or such successors in interest that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to the Registration Statement of which this Prospectus is a part.

      The Company will pay all of the expenses incident to the offering and sale of the Shares to the public other than underwriting discounts or commissions, brokers' fees and the fees and expenses of any counsel to the selling security holders related thereto.

      In the event of a material change in the plan of distribution disclosed in this Prospectus, the selling security holders will not be able to effect transactions in the Shares pursuant to this Prospectus until such time as a post-effective amendment to the Registration Statement is filed with, and declared effective by, the U.S. Securities and Exchange Commission ("SEC.")

                          DESCRIPTION OF SECURITIES

 Common Stock

      Its articles of incorporation, as amended, authorize the Company to issue up to 80 million shares of Common Stock, $.80 par value, of which we had issued 3,749,785 shares as of June 30, 2002. Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders and do not have cumulative voting rights in the election of directors. Accordingly, the holders of a majority of the outstanding Common Stock can, if they so choose, elect all directors. An affirmative vote of the holders of a majority of the shares entitled to vote on, and that voted for or against or expressly abstained with respect to, a particular matter, present in person or represented by proxy, shall decide any question brought before such meeting at which a quorum is present. A quorum consists of a majority of the issued and outstanding shares of the Common Stock entitled to vote. The articles of incorporation of the Company specify that a majority vote of shareholders shall be determinative regardless of provisions requiring more than a majority vote under the Texas Business Corporation Act.

      All of the shares issuable upon exercise of warrants will be fully paid and nonassessable. Holders of the Common Stock have no preemptive or other subscription rights, and shares of Common Stock have no redemption, sinking fund, or conversion privileges. Holders of Common Stock are entitled to receive dividends when, as and if declared by the board of directors of the Company, out of funds legally available therefor. In the event of liquidation or dissolution of the Company, holders of Common Stock are entitled to share ratably in all assets available for distribution to such shareholders.

 Preferred Stock

      The Company is authorized to issue up to 1,000,000 shares of Preferred Stock, $1.00 par value, in one or more series, which, if issued, would have certain preferences over the Common Stock. The articles of incorporation of the Company vest the board of directors with authority to establish and designate series of Preferred Stock and to fix and determine the relative rights and preferences of any series so established. As of June 30, 2002, outstanding Preferred Stock consisted of:

      (1) $30,000 face value of Series A Preferred Stock with an annual dividend rate of 6%, and no right to convert into Common Stock.

      (2) $50,000 face value of Series H Preferred Stock with an annual dividend rate of 5% and the right to convert such Preferred Stock into 417 shares of Common Stock at a minimum conversion price of $120.00 per share.

      (3) $6 million face value of Series 2002-G Preferred Stock with a 0% annual dividend rate and the right to convert such Preferred Stock into 4 million shares of Common Stock at a fixed conversion price of $1.50 per share. Conversions are limited by the holdings of their owners, as each owner may not hold more than 4.99% of the Company's outstanding common stock at any one time.

      (4) $500,000 face value of Series 2002-K Preferred Stock with a 0% annual dividend rate and the right to convert such Preferred Stock into 625,000 shares of Common Stock at a fixed conversion price of $.80 per share. Conversions are limited by the holdings of their owners, as each owner may not hold more than 4.99% of the Company's outstanding common stock at any one time.

      None of the Preferred Stock has any voting rights. It has preference over the Common Stock as to dividends, and no dividends can be declared or paid on Common Stock unless all dividends on Preferred Stock have been paid.
  Dividends on all Preferred Stock are cumulative. No dividend may be paid on shares of any series of Preferred Stock unless they are paid on all series. In the event of dissolution, liquidation or winding up of the Company, the holders of each series of Preferred Stock would be entitled to receive the face amount of the Preferred Stock plus all accumulated and unpaid dividends. After such payment to the holders of Preferred Stock, the remaining assets and funds of the Company could be distributed pro rata among the holders of the Common Stock. Upon notice from the board of directors to the holders, all or any part of any series of outstanding Preferred Stock may be called for redemption and redeemed.

 Warrants and Employee Stock Options

      As of June 30, 2002, various investors held warrants and directors and various employees held vested stock options which were exercisable for a total of 1,743,584 shares of Common Stock. Other investors and employees held 1,197,231 warrants and stock options, which vest at various times over the next three years. Exercise prices of all warrants and stock options range from a high of $70.00 per share, to a low of $0.80 per share and expiration dates range from December 2002 through February 2007.

 Convertible Debentures

      As of June 30, 2002, we had issued a one-year convertible debenture in the face amount of $200,000 at an annual interest rate of 14% and the right to convert such debenture into 133,333 shares of Common Stock at a fixed conversion price of $1.50 per share.

      The transfer agent and registrar for Common Stock is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10007.

                             RECENT DEVELOPMENTS

      Except as may be reflected in this Prospectus, there have been no material changes in the Company's affairs since the filing of the Company's reports which have been incorporated herein by reference.

                     DOCUMENTS INCORPORATED BY REFERENCE

      The SEC allows us to "incorporate" into this Prospectus information from other documents we file with the SEC. This means that we can disclose important information to you by referring to those other documents. We are incorporating in this Prospectus the documents listed below, except where the information contained in those documents is different from the information contained in this Prospectus.

 (1) The Company's Proxy Statement dated April 3, 2002 (the "Proxy
     Statement").
 (2) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001, including the amendments filed on March 26, 2002, July 12, 2002 and August 6, 2002 (the "2001 10-K/A Report").
 (3) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001, including the amendments filed on March 26, 2002, July 11, 2002 and August 6, 2002 (the "September 10-Q/A Report").
 (4) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2001, including the amendments filed on March 26, 2002 and July 11, 2002 (the "December 10-Q/A Report").
 (5) The Company's Current Report on Form 8-K dated March 5, 2002 and filed on March 19, 2002 (the "March 8-K Report").
 (6) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002, including the amendment filed on July 11, 2002 (the "March 10-Q/A Report").

      We are also incorporating in this Prospectus all future documents we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") prior to termination of this offering, which will update and supersede the information you read in this Prospectus. (If any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the SEC's rules, deemed to be "filed" with the SEC or subject to the liabilities of Section 18 of the Exchange Act).

      We will provide at no cost to each person, including any beneficial owner, to whom this Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this Prospectus but not delivered with the Prospectus. You may make a written or oral request for this information to: uniView Technologies Corporation, 17300 North Dallas Parkway, Suite 2050, Dallas, Texas 75248, Attention: Investor Relations; telephone number (972) 233-0900.

                     WHERE YOU CAN FIND MORE INFORMATION

      The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any Company filing at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. (You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330). You may also obtain any Company filing electronically through the EDGAR Database located at the SEC's Internet site (http://www.sec.gov).

      This Prospectus is part of a Registration Statement on Form S-3 that we have filed with the SEC. The Registration Statement contains more information than is included in this Prospectus. You may review the complete registration statement in the manner set forth above.

                                LEGAL MATTERS

       Billy J. Robinson has passed upon certain legal matters for the Company in connection with the validity of the securities offered hereby. Mr. Robinson is an attorney who acts as counsel to the Company. Mr. Robinson is also a director and owns 2,237 shares of Common Stock and holds vested options to purchase another 131,250 shares of Common Stock.

                                   EXPERTS

      Grant Thornton LLP has audited the financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K as of June 30, 2001 and for the three years then ended. The reports by the foregoing independent certified public accountants have been incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                     DISCLOSURE OF COMMISSION POSITION ON
                INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the Company's Articles of Incorporation or Bylaws, or otherwise, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS

 ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

           Securities and Exchange Commission registration fee   $    9.38
           Transfer agent's fees                                    150.00
           Costs of printing                                        150.00
           Legal fees and expenses                                  500.00
           Accounting fees and expenses                             250.00
           Blue sky fees and expenses                               250.00
           Miscellaneous expenses                                   500.00
                                                                  --------
                               Total estimated fees              $1,809.38

      All amounts estimated except for Securities and Exchange Commission registration fee. The Selling Security Holders will pay none of the foregoing fees.


 ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Article 2.02(16) and 2.02-1 of the Texas Business Corporation Act empowers a corporation to indemnify its directors and officers or former directors or officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers.

      Article XIII of the Company's Articles of Incorporation, as amended, provides that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for any act or omission in his capacity as a director, except to the extent otherwise expressly provided by a statute of the State of Texas. Article IX of the Company's Bylaws provides for indemnification of officers and directors. The Company has entered into Indemnity Agreements with all of its officers, directors, and designated agents indemnifying them in connection with services performed for the Company to the fullest extent allowed by law.

 ITEM 16.  EXHIBITS

      The following is a list of all exhibits filed as a part of this Registration Statement on Form S-3, including those incorporated herein by reference.

 Exhibit
 Number    Description of Exhibit

 4.1 Articles of Incorporation of the Company, as amended, defining the rights of security holders (filed as Exhibit "3(i)" to the March 26, 2002 amendment to the Company's Quarterly Report on Form 10-Q/A for the fiscal quarter ended December 31, 2001 and incorporated herein by reference.)

 4.2 Bylaws of the Company, as amended, defining the rights of security holders (filed as Exhibit "3(ii)" to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999 and incorporated herein by reference.)

 4.3 Form of Common Stock Certificate of the Company (filed as Exhibit "4.2" to the Company's annual report on Form 10-K for the fiscal year ended June 30, 1994 and incorporated herein by reference.)

 4.4 Form of Loan Agreement with Gemini Growth Fund, L.P. executed in connection with a loan to the Company.

 4.5 Form of warrant issued to Gemini Growth Fund, L.P. in connection with a loan to the Company.

 4.6 Form of Secured Convertible Note issued to Gemini Growth Fund, L.P. in connection with a loan to the Company.

 5    Opinion of Billy J. Robinson.

 23.1 Consent of Grant Thornton LLP.

 23.2 Consent of Billy J. Robinson (included in his opinion filed as Exhibit 5.)


 ITEM 17.  UNDERTAKINGS

 (a)  The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (c)  The undersigned Registrant hereby undertakes that:     (1)  For
 purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on August 8, 2002.

                               UNIVIEW TECHNOLOGIES CORPORATION

                               By: /s/ PATRICK A. CUSTER
                                   ---------------------------
                                   Patrick A. Custer
                                   Chief Executive Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Patrick A. Custer and Billy
 J. Robinson, each of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign, execute and file with the Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this Registration Statement on Form S-3 under the Securities Act of 1933, including any amendment or amendments relating thereto, which amendments may make such changes in the Registration Statement as such attorney may deem appropriate, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done.

      Pursuant to the requirements of the Securities Act, the following persons in the capacities and on the dates indicated have signed this Registration Statement on Form S-3.

      Principal Executive Officer and
      Principal Financial and Accounting Officer
      ------------------------------------------
 /s/  PATRICK A. CUSTER   Chairman of the Board,               August 8, 2002
      Patrick A. Custer   Chief Executive Officer
                          and Director

      Additional Directors
      --------------------
 /s/  BILLY J. ROBINSON    Vice President, Secretary,          August 8, 2002
      Billy J. Robinson    General Counsel and Director

 /s/  EDWARD M. WARREN     Director                            August 8, 2002
      Edward M. Warren

 /s/  BERNARD S. APPEL     Director                            August 8, 2002
      Bernard S. Appel

 /s/  GEORGE C. PLATT      Director                            August 8, 2002
      George C. Platt

                                EXHIBIT INDEX
                                                                  Sequential
 Exhibit Number             Description of Exhibit                Page Number
 --------------             ----------------------                -----------
 4.1  Articles of Incorporation of the Company, as amended,
 defining the rights of security holders (filed as Exhibit "3(i)"
 to the March 26, 2002 amendment to the Company's Quarterly Report on Form 10-Q/A for the fiscal quarter ended December 31, 2001 and
 incorporated herein by reference.)                                   N/A

 4.2  Bylaws of the Company, as amended, defining the rights of security holders (filed as Exhibit "3(ii)" to the Company's
 Annual Report on Form 10-K for the fiscal year ended June 30,
 1999 and incorporated herein by reference.)                          N/A

 4.3  Form of Common Stock Certificate of the Company (filed as
 Exhibit "4.2" to the Company's annual report on Form 10-K for the fiscal year ended June 30, 1994 and incorporated herein by
 reference.)                                                          N/A

 4.4* Form of Loan Agreement with Gemini Growth Fund, L.P.
 executed in connection with a loan to the Company.                   19

 4.5* Form of warrant issued to Gemini Growth Fund, L.P. in
 connection with a loan to the Company.                               41

 4.6* Form of Secured Convertible Note issued to Gemini Growth
 Fund, L.P. in connection with a loan to the Company.                 52

 5*   Opinion of Billy J. Robinson.                                   60

 23.1*  Consent of Grant Thornton LLP.                                61

 23.2 Consent of Billy J. Robinson (included in his opinion filed
 as Exhibit 5.)                                                      N/A
 _________________
 *  Filed herewith.